Exhibit 10.5

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (the “Agreement”) is made by and between Cache, Inc., a Florida corporation, having its principal place of business at 1440 Broadway, New York, New York 10036 (“Cache” or the “Company”), and Thomas E. Reinckens (“Reinckens” or the “Executive”) (collectively, “the parties”).

WHEREAS, the Executive was employed by Cache pursuant to an Employment Agreement, dated as of February 24, 2012 (the “Employment Agreement”); and

WHEREAS, the Executive received notice that his employment with Cache would be terminated; and

WHEREAS, the Executive has certain post-employment obligations to Cache, including with respect to confidential information, non-competition, non-solicitation, cooperation, and non-disparagement, as expressly set forth in Sections 7, 8, and 9 of the Employment Agreement; and

WHEREAS, the parties desire to resolve any and all issues between them with respect to the Executive’s employment at the Company and his termination from such employment; and

WHEREAS, the parties desire to have no further obligations to each other, except as specifically provided herein.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is acknowledged hereby, and in consideration of the mutual covenants and undertakings set forth herein, the parties agree as follows:

1.                                      Termination.

(a)                                 The parties acknowledge and agree that the Executive’s employment with Cache shall terminate, pursuant to Section 5.0 of the Employment Agreement (Termination with Compensation) and without Cause, effective February 5, 2013 (the “Termination Date”).  Cache shall pay the Employee, within thirty (30) calendar days of the Termination Date:  (i) any accrued but unused vacation, (ii) his earned but unpaid salary through and including the Termination Date; and (iii) a lump sum payment in the amount of $49,315, representing thirty (30) calendar days’ of his salary, in lieu of notice.

(b)                                 The Executive hereby resigns from any and all positions or board memberships he may hold with Cache, including from his position as President and Chief Executive Officer of the Company, and Chairman of the Board of Directors of the Company, effective on the Termination Date.  The Executive agrees to execute and deliver to the Company any documents, or to take any other necessary steps, to effectuate such resignations. Such resignations shall continue to be effective regardless of whether this Agreement remains in effect or this Agreement is revoked by the Executive in accordance with Paragraph 15 of this Agreement.

2.                                      Consideration.

(a)                                 In exchange for and in consideration of the covenants and promises contained herein, including the Employee’s release of all claims against Cache and the Released Parties as set forth in this Agreement:

(i)                                     The Company will provide the Executive with continuing payments of his salary (at the rate of $600,000 per year), in accordance with Cache’s payroll practices, for the period beginning February 6, 2013 and ending February 23, 2015 (the “Severance Period”) (the “Severance Payments”); provided, however, that:

(A)                               Such Severance Payments shall be reduced, with immediate effect, by the amount of any compensation that the Executive receives from Employment during the Severance Period.  For purposes of this Paragraph, “Employment” shall mean any position or arrangement wherein the Executive receives compensation for any services rendered (whether as an employee, independent contractor, consultant or otherwise).  The Executive agrees that, immediately upon his acceptance of Employment (and, in no event, later than seven (7) calendar days after such acceptance), he will notify Cache, in writing, of such Employment and the compensation associated with such Employment, so that Cache may reduce the Severance Payments to be made to Executive.  For the avoidance of doubt, all forms of compensation received by the Executive from Employment, including any salary, draw, commissions, bonuses and benefits, will be considered in determining the reduction of the Executive’s Severance Payments.

(B)                               In the event that the Executive dies during the Severance Period, Cache will have no further liability or obligation to Executive, his executor, administrators, heirs, assigns or any other persons claiming under or through him as of the date of the Executive’s death for the Severance Payments.

The Severance Payments shall begin within thirty (30) calendar days after the Effective Date; provided, however, that the first of any such Severance Payments shall include any amounts that would have been paid to Executive, during the period between Executive’s Termination Date and the date such first payment is made, in the normal course of events on the Company’s normal payroll schedule had the Executive not separated from service at the beginning of the Severance Period. The intent of this provision is to ensure that payments shall continue to be made as nearly as possible on the same schedule of payments as would have been applicable had there been no requirement for the Executive to execute this Agreement.

(ii)                                  To the extent permitted under the Company’s medical and dental insurance plan(s), the Executive shall continue to be eligible for coverage under the Company’s group medical and dental insurance plan(s), which are generally made available to its senior executive officers, through the duration of the Severance Period, subject to the eligibility and contribution requirements, enrollment criteria and the other terms and conditions of such plans, and Cache will pay the full premiums for such coverage.  Cache reserves the right to modify, amend and eliminate any such plans, in its sole and absolute discretion; provided, however, that:

(A)                               Such eligibility and payments shall cease upon the Executive becoming eligible for alternative medical and dental insurance coverage through Employment.

The Executive must notify Cache within seven (7) calendar days after the date Executive becomes covered by another group health or dental insurance plan during the Severance Period.

(B)                               Nothing in this Agreement shall be construed as an agreement to fund or contribute to the Executive’s medical or dental insurance premiums, whether under COBRA or otherwise, after the expiration of the Severance Period.

(C)                               Notwithstanding anything to the contrary in this Paragraph 2(a)(ii), if Cache determines, in its sole discretion, that the provision of coverage pursuant to this Paragraph 2(a)(ii) shall be discriminatory under Section 105(h) of the Internal Revenue Code, Cache may cease such coverage (and accompanying payments) and provide, in lieu of coverage, a lump sum payment to the Executive in the amount that Cache would have paid on his behalf for such coverage.

(iii)                               The Executive shall be permitted to retain both the Hewlett Packard desktop computer and Apple iPhone issued to him by Cache, and Cache shall, as soon as administratively practicable, transfer the telephone number for the iPhone to the Executive; provided, however, that the Executive shall permit Cache to remove any Confidential Information (as defined in the Employment Agreement) from such devices.

(iv)                              The Executive shall be permitted to access his Cache e-mail account (treinckens@cache.com) for sixty (60) calendar days after the Termination Date, subject to Cache’s policies and procedures governing the use of company e-mail.

(b)                                 The Executive acknowledges and agrees that unless he enters into this Agreement, he would not otherwise be entitled to receive the consideration set forth in Paragraph 2(a).  The Executive further acknowledges and agrees that he shall not receive, and is not entitled to receive, any other payments or benefits from Cache or the Released Parties, except as set forth in Paragraph 2(a) of this Agreement.  The Executive acknowledges and agrees that the consideration set forth in Paragraphs 1 and 2(a) of this Agreement constitute full accord and satisfaction for all amounts due and owing to the Executive, including all salary, wages, incentive compensation, paid time off, reimbursements or other payments or benefits which may have been due and owing to the Executive.

(c)                                  Cache shall deduct and withhold from all compensation and benefits under this Agreement all social security and other federal, state and local taxes and charges which currently are or which hereafter may be required by law to be so deducted and withheld.

3.                                      Options/Shares.

(a)                                 The Executive acknowledges and agrees that, as of the Termination Date, he had a total of 400,000 vested stock options (the “Vested Options”).  The Executive further acknowledges that, in accordance with Cache’s 2008 Stock Option and Performance Incentive Plan (the “Stock Option Plan”) and the applicable Stock Option Agreements, he must exercise the Vested Options within thirty (30) calendar days of the Termination Date (the “Expiration Date”) and that any portion of the Vested Options that has not been exercised by the Expiration Date shall terminate immediately and automatically and, as of such time, the Executive shall have no further rights with respect thereto.

(b)                                 The parties acknowledge and agree that, as of the Termination Date, Executive had a total of 143,333 unvested Restricted Shares.  The parties further acknowledge and agree that: (i) notwithstanding anything to the contrary in the Stock Option Plan and/or the applicable Restricted Stock Award Agreements, Executive shall, after the Termination Date, retain such unvested Restricted Shares through and including the earlier of the termination date of the Investment Agreement, dated as of February 5, 2013, by and among Cache, MFP Partners, L.P., and Mill Road Capital, L.P. (the “Investment Agreement”) (unless terminated to enter into a transaction that would otherwise result in accelerated vesting of the Restricted Shares, in which case such period shall extend until the completion or termination of such transaction) and the completion of the rights offering contemplated by the Investment Agreement (the “Extended Period”), (ii) during the Extended Period, the Restricted Shares shall otherwise remain subject to the terms and conditions of the Stock Option Plan and the applicable Restricted Stock Award Agreements, including with respect to the lapse of any restrictions in the event of a Change in Control (as defined in the Stock Option Plan); and (iii) any Restricted Shares that remain unvested after the Extended Period, shall be immediately forfeited, and Executive shall have no further rights with respect thereto.  The parties specifically acknowledge and agree that, other than in connection with a Change of Control (as defined in the Stock Option Plan), none of the unvested Restricted Shares shall vest after the Termination Date.

4.                                      General Release.

In exchange for and in consideration of the covenants and promises contained herein, the Executive, on behalf of himself and his spouse, domestic partner, children, agents, assignees, heirs, executors, beneficiaries, legal representatives and assigns, hereby waives, discharges and releases Cache and its current and former parents, subsidiaries, divisions, branches, assigns and affiliated and related companies, and its or their respective predecessors, successors, employee benefit plans, and present and former directors, officers, board members, partners, shareholders, fiduciaries, employees, representatives, agents and attorneys, in their individual and representative capacities (“Released Parties”) from any and all actions, causes of action, obligations, liabilities, claims and demands the Executive may have, known or unknown, contingent or otherwise, and whether specifically mentioned or not, regardless of when they accrued until the date the Executive signs this Agreement.

This is a general release and includes, but is not limited to, the release of:

•                                          any claims based on the Executive’s employment with Cache or the termination of that employment, including, but not limited to, any claim for wrongful discharge; and

•                                          any claims for breach of contract (express, implied or otherwise), including any claims based on the Employment Agreement; and

•                                          any claims of alleged employment discrimination, harassment or retaliation on any basis, including age, gender, disability (or perceived disability), race, color, ethnicity, national origin, religion, sexual orientation, veteran’s status, whistleblower status or marital status; and

•                                        any claims under Title VII of the Civil Rights Act of 1964; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Family and Medical Leave

Act; the Employee Retirement Income Security Act; the New York State Human Rights Law; the New York City Human Rights Law; and the New York Labor Law; or any other federal, state, or local laws or regulations, including any and all laws or regulations prohibiting employment discrimination, harassment or retaliation; and

•                                          any claims for negligence, defamation or intentional tort.

The Executive agrees that he hereby waives any right that he may have to seek or to share in any relief, monetary or otherwise, relating to any claim released herein, whether such claim was initiated by the Executive or not.  The above release does not include a release of: (a) any rights the Executive may have to unemployment or workers’ compensation benefits, (b) any rights the Executive may have under COBRA; (c) any rights the Executive may have under the terms of this Agreement; (d) any rights which cannot be released by private agreement; (e) any vested benefits under any ERISA-covered employee benefit plan, or (f) the Vested Options, the exercise of which shall remain governed by the terms, conditions and rules of the applicable plans, agreements or certificates and applicable law.

5.                                      Denial of Wrongdoing.  It is agreed and understood between the parties that nothing contained in this Agreement, nor the fact that the Executive has been paid any remuneration under it, shall be construed, considered or deemed to be an admission of liability or wrongdoing by Cache or the Released Parties.  The parties further acknowledge that Cache denies any liability, committing any wrongdoing or violating any legal duty with respect to the Executive, including with respect to his employment or his termination from that employment.

6.                                      Use in Litigation.  The terms of this Agreement, including all related facts, circumstances, statements and documents, shall not be admissible or submitted as evidence in any litigation, in any forum, for any purpose, other than to secure enforcement of the terms and conditions of this Agreement, or as may otherwise be required by law.

7.                                      The Executive’s Continuing Obligations.

(a)                                 Return of Property.  The Executive hereby acknowledges and agrees to adhere to his continuing contractual and legal obligations to Cache with respect to the return of the Company’s property, including all Confidential Information (as defined in the Employment Agreement), and including as expressly set forth in Section 6.0 of the Employment Agreement.  Further, the Executive represents and warrants that, as of the date he signs this Agreement: (i) he has returned to Cache all such property (and any copies thereof), except for his Cache issued computer and cell phone (pursuant to Paragraph 2(a)(iii) hereof), including, but not limited to, all identification cards, keys, credit cards, documents, computers, cell phones, and disks, as well as all materials containing Confidential Information, in any form; and (ii) he has destroyed any Confidential Information on his personal computer or any other personal electronic device in his possession, custody or control.

(b)                                 Confidential Information.  The Executive hereby acknowledges and agrees to adhere to his continuing contractual and legal obligations to Cache with respect to the nondisclosure and nonuse of Confidential Information (as defined in the Employment Agreement), including as expressly set forth in Section 7.1 of the Employment Agreement.

(c)                                  Non-Competition.  The Executive hereby acknowledges and agrees to adhere to his continuing contractual and legal obligations to Cache with respect to non-competition, as expressly set forth in Section 7.2 of the Employment Agreement.

(d)                                 Non-Solicitation.  The Executive hereby acknowledges and agrees to adhere to his continuing contractual and legal obligations to Cache with respect to non-solicitation, as expressly set forth in Section 7.3 of the Employment Agreement.

(e)                                  Cooperation. The Executive hereby acknowledges and agrees to adhere to his continuing contractual and legal obligations to Cache with respect to cooperation, as expressly set forth in Section 8.0 of the Employment Agreement.

(f)                                   Non-Disparagement.  The Executive hereby acknowledges and agrees to adhere to his continuing contractual and legal obligations to Cache with respect to non-disparagement, as expressly set forth in Section 9.0 of the Employment Agreement.

(g)                                  Acknowledgment.  The Executive acknowledges that: (i) it is in Cache’s legitimate business interest to restrict certain of the Employee’s activities after the termination of his employment with Cache, (ii) that the provisions in Paragraph 7 of this Agreement are reasonable and properly required for the adequate protection of the legitimate business interests of the Company, and that such provisions will not substantially impair the Executive’s ability to earn a livelihood, nor will such provisions cause the Executive undue hardship, (iii) the covenants in Paragraph 7 hereof, and the Executive’s promise to comply with such covenants, are a material inducement for Cache to enter into this Agreement, and (iv) the injury to Cache from the Executive’s breach of the covenants in Paragraph 7 cannot be remedied solely by the recovery of monetary damages and would result in irreparable injury to Cache.

8.                                      Cache’s Continuing Obligations.

(a)                                 Cooperation. The Company hereby acknowledges and agrees to adhere to its continuing contractual and legal obligations to the Executive with respect to cooperation, as expressly set forth in Section 8.0 of the Employment Agreement.

(b)                                 Non-Disparagement.  The Company hereby acknowledges and agrees to adhere to its continuing contractual and legal obligations to the Executive with respect to non-disparagement, as expressly set forth in Section 9.0 of the Employment Agreement.

9.                                      Survival; Reasonableness.  The parties acknowledge and agree that Sections 3.5, 6, 7, 8, 9, 10, 11 and 12 of the Employment Agreement survive the termination of his employment and remain binding.

10.                               Choice of Law and Forum.  This Agreement shall in all respects be interpreted, enforced and governed in accordance with and pursuant to the laws of New York, without regard to its conflicts of law principles.  Any and all disputes, claims, or causes of action between the Executive and the Company arising out of, concerning, or relating to the Executive’s employment with Cache, the termination of such employment, or this Agreement shall be submitted exclusively to a federal or state court in the State of New York, County of New York, and the parties hereby submit to the exclusive jurisdiction of such courts and waive any claim of an inconvenient forum.

11.                               Entire Agreement.  The Executive acknowledges and agrees that this Agreement reflects the entire agreement between the parties regarding the subject matter hereof and fully supersedes any and all prior agreements and understandings between the parties hereto, including the Employment Agreement, except as set forth above.  There is no other agreement except as stated herein.  The Executive acknowledges that the Company has made no promises to him other than those contained in this Agreement.

12.                               Modification.  This Agreement may not be changed unless the change is in writing and signed by the Executive and the Chairman of the Compensation Committee of Cache’s Board of Directors, or his/her authorized designee.

13.                               General Provisions.  The failure of any party to insist on strict adherence to any term hereof on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term hereof.  The language and all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties, regardless of who drafted it.  Paragraph headings contained in this Agreement are for convenience of reference only, are not to be considered a part of this Agreement, and shall not affect the interpretation of any provision hereof.  This Agreement may be signed in counterparts, and may be delivered by facsimile or electronic mail.  The invalidity of any provision of this Agreement shall not affect the validity of any other provision hereof.

14.                               Review Period.  The Executive understands that Cache has given him a reasonable period of twenty-one (21) calendar days, after the date he receives it, to review and consider this Agreement before signing it.  The Executive further understands that he may use as much of this period as he wishes prior to signing this Agreement.  The Executive acknowledges and agrees that he must sign and return the original Agreement to Cache, c/o Chairman, Compensation Committee, 1440 Broadway, 5th Floor, New York, New York 10018, no later than twenty-one (21) calendar days after being provided with this Agreement and that, if he fails to do so, the entire Agreement shall be null and void and the parties shall have no obligations under the Agreement to one another.  The Executive acknowledges that, to the extent that he decides to sign this Agreement prior to the expiration of the above period, such decision was knowing and voluntary on his part.  The parties agree that any changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one-day period.

15.                               Revocation Period.  The Executive may revoke this Agreement within seven (7) calendar days of the date on which he signs it (the “Revocation Period”) by delivering a written notice of revocation to Cache, c/o Chairman, Compensation Committee, 1440 Broadway, 5th Floor, New York, New York 10018, no later than the close of business on the seventh day after the Executive signs this Agreement. This Agreement shall not be effective or enforceable and no payments will be made hereunder until the Executive has signed and returned this Agreement to the Company within the review period set forth above and the Revocation Period has expired without the Executive exercising his revocation right (the “Effective Date”).  Any revocation by Executive shall have no effect on the resignations set forth in Section 1(b) of this Agreement, which shall continue in full force and effect thereafter.

16.                               Section 409A Compliance.  This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code.  Notwithstanding anything herein to the contrary, (a) if at the time of Executive’s termination of employment with Cache he is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Cache will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided) until the date that is six (6) months following the termination of employment with Cache (or the earliest date as is permitted under Section 409A of the Code) and (b) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax.  To the extent any reimbursements or in-kind benefits due under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A of the Code.

17.                               Arbitration.  The parties agree that any and all disputes between the Executive and the Company arising out of, relating to or concerning this Agreement shall be submitted exclusively to confidential, final and binding arbitration before the American Arbitration Association.  The parties hereby agree to arbitrate any disputes, in New York, New York, under the American Arbitration Association’s Employment Arbitration Rules, and both parties specifically consent to personal jurisdiction in such forum.  Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared by the parties to the arbitration.  Nothing herein shall prevent the Company from seeking and obtaining injunctive relief from a court with respect to any violation or potential violation of any of the provisions of Paragraph 7 of this Agreement.  The parties specifically waive their respective right to a trial by jury for any dispute or controversy arising out of, relating to or concerning this Agreement.

18.                               Legal Counsel.  The Executive is hereby advised of his right to consult with an attorney before signing this Agreement, which includes a general release and a jury trial waiver.  The Executive hereby acknowledges his right to consult with an attorney and understands that whether or not he does so is his decision.

THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE MUST SIGN THIS AGREEMENT AND RETURN IT TO CACHE NO LATER THAN TWENTY-ONE (21) CALENDAR DAYS AFTER THE DATE HE RECEIVES IT IN ORDER FOR IT TO BE EFFECTIVE.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT OF HIS OWN FREE WILL, WITHOUT DURESS OR COERCION, AFTER DUE CONSIDERATION OF ITS TERMS AND CONDITIONS.

CACHE, INC.		THOMAS E. REINCKENS

By:	/s/ Margaret Feeney	By:	/s/ Thomas E. Reinckens
Name:	Margaret Feeney	Date:	February 5, 2013
Title:	EVP and CFO
Date:	February 5, 2013